                                                                     EXHIBIT 2.2


                            ASSET EXCHANGE AGREEMENT



                          DATED AS OF AUGUST 28, 1995




                                    BETWEEN



            TIME WARNER ENTERTAINMENT - ADVANCE/NEWHOUSE PARTNERSHIP



                                      AND



                           TELECABLE ASSOCIATES, INC.

                               TABLE OF CONTENTS


                                                                                                Page
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Section 1.1              Certain Terms Defined . . . . . . . . . . . . . . . . . . . .    1
         Section 1.2              Other Defined Terms.    . . . . . . . . . . . . . . . . . . .    6
         Section 1.3              Accounting Terms.   . . . . . . . . . . . . . . . . . . . . .    7

EXCHANGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Section 2.1              Exchange of TWEAN and TCA Assets  . . . . . . . . . . . . . .    7
         Section 2.2              TCA Assumed Obligations and Liabilities . . . . . . . . . . .    9
         Section 2.3              TWEAN Assumed Obligations and Liabilities . . . . . . . . . .    9
         Section 2.4              Current Items Amount  . . . . . . . . . . . . . . . . . . . .    9
         Section 2.5              Current Items Amount Calculated . . . . . . . . . . . . . . .   11
         Section 2.6              Reporting . . . . . . . . . . . . . . . . . . . . . . . . . .   12

RELATED MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.1              Employees . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.2              Use of Names and Logos  . . . . . . . . . . . . . . . . . . .   12
         Section 3.3              Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.4              Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.5              Further Assurances  . . . . . . . . . . . . . . . . . . . . .   13
         Section 3.6              Enforcement of Purchase Agreement.  . . . . . . . . . . . . .   13
         Section 3.7              Performance Agreement . . . . . . . . . . . . . . . . . . . .   13
         Section 3.8              Home Security System  . . . . . . . . . . . . . . . . . . . .   13

TWEAN'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 4.1              Organization and Qualification of TWEAN . . . . . . . . . . .   13
         Section 4.2              Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 4.3              No Conflict; Required Consents  . . . . . . . . . . . . . . .   14
         Section 4.4              Assets; Title, Condition and Sufficiency  . . . . . . . . . .   14
         Section 4.5              TWEAN Franchises, Licenses and Contracts. . . . . . . . . . .   15
         Section 4.6              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 4.7              Financial Information . . . . . . . . . . . . . . . . . . . .   16
         Section 4.8              Tax Returns; Other Reports  . . . . . . . . . . . . . . . . .   16
         Section 4.9              TWEAN System Information  . . . . . . . . . . . . . . . . . .   17
         Section 4.10             Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 4.11             Compliance with Legal Requirements  . . . . . . . . . . . . .   17
         Section 4.12             No Adverse Change . . . . . . . . . . . . . . . . . . . . . .   19
         Section 4.13             Employees . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 4.14             Employee Benefits . . . . . . . . . . . . . . . . . . . . . .   19
         Section 4.15             Environmental . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 4.16             Franchise and Pole Attachment Fees  . . . . . . . . . . . . .   20
         Section 4.17             Intangibles . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 4.18             Accounts Receivable . . . . . . . . . . . . . . . . . . . . .   21
         Section 4.19             Accuracy of Billing Records . . . . . . . . . . . . . . . . .   21
         Section 4.20             Taxpayer Identification Number  . . . . . . . . . . . . . . .   21

                                                                                                Page
                                                                                                ----
TCA'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 5.1              Organization and Qualification of TCA . . . . . . . . . . . .   21
         Section 5.2              Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 5.3              No Conflict; Required Consents  . . . . . . . . . . . . . . .   22
         Section 5.4              Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 5.5              Tax Returns; Other Reports  . . . . . . . . . . . . . . . . .   22
         Section 5.6              Taxpayer Identification Number  . . . . . . . . . . . . . . .   22
         Section 5.7              Liens and Encumbrances  . . . . . . . . . . . . . . . . . . .   22

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 6.1              Certain Affirmative Covenants . . . . . . . . . . . . . . . .   23
         Section 6.2              Certain Negative Covenants  . . . . . . . . . . . . . . . . .   25
         Section 6.3              Certain Additional Covenants  . . . . . . . . . . . . . . . .   25
         Section 6.4              Notification of Certain Matters . . . . . . . . . . . . . . .   26
         Section 6.5              Post-Closing Obtaining of Consents, Authorizations and
                                  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 6.6              Confidentiality and Publicity . . . . . . . . . . . . . . . .   26
         Section 6.7              Title Insurance . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 6.8              HSR Act Compliance  . . . . . . . . . . . . . . . . . . . . .   27
         Section 6.9              Access to Books and Records . . . . . . . . . . . . . . . . .   28
         Section 6.10             Supplements to Exhibits . . . . . . . . . . . . . . . . . . .   28
         Section 6.11             Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 6.12             Transitional Billing Services . . . . . . . . . . . . . . . .   28
         Section 6.13             Employee Benefit Matters  . . . . . . . . . . . . . . . . . .   29

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 7.1              Conditions to TWEAN's Obligations . . . . . . . . . . . . . .   30
         Section 7.2              Conditions to TCA's Obligations . . . . . . . . . . . . . . .   32

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 8.1              Closing; Time and Place . . . . . . . . . . . . . . . . . . .   34
         Section 8.2              TCA's Obligations . . . . . . . . . . . . . . . . . . . . . .   34
         Section 8.3              TWEAN's Obligations . . . . . . . . . . . . . . . . . . . . .   35

TERMINATION AND DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 9.1              Termination Events  . . . . . . . . . . . . . . . . . . . . .   36
         Section 9.2              Effect of Termination . . . . . . . . . . . . . . . . . . . .   36

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Section 10.1             Indemnification by TCA  . . . . . . . . . . . . . . . . . . .   37
         Section 10.2             Indemnification by TWEAN  . . . . . . . . . . . . . . . . . .   37
         Section 10.3             Procedure for Indemnified Third Party Claim . . . . . . . . .   38
         Section 10.4             Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 10.5             Time and Manner of Certain Claims . . . . . . . . . . . . . .   39
         Section 10.6             Other Indemnification . . . . . . . . . . . . . . . . . . . .   39

                                                                                                Page
                                                                                                ----
MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 11.1             Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 11.2             Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 11.3             Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 11.4             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 11.5             Entire Agreement; Prior Representations; Amendments . . . . .   41
         Section 11.6             Binding Effect; Benefits  . . . . . . . . . . . . . . . . . .   41
         Section 11.7             Headings and Exhibits . . . . . . . . . . . . . . . . . . . .   41
         Section 11.8             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 11.9             Governing Law . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 11.10            Severability  . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 11.11            Third Parties; Joint Ventures . . . . . . . . . . . . . . . .   42
         Section 11.12            Construction  . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 11.13            Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 11.14            Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 11.15            Audited Financial Statements  . . . . . . . . . . . . . . . .   43

                            ASSET EXCHANGE AGREEMENT



         THIS ASSET EXCHANGE AGREEMENT ("Agreement") is made and entered into as of August ___, 1995, by and between Time Warner
Entertainment-Advance/Newhouse Partnership, a New York general partnership, whose U.S. Taxpayer Identification Number is 13-3790433 ("TWEAN"), and Telecable Associates, Inc. a Texas corporation ("TCA"), whose U.S. Taxpayer Identification Number is 75-1475918.



                                    RECITALS

         A. TWEAN owns and operates cable television systems that are franchised or hold other operating authority and operate in and around the communities of Alexandria and Pineville, Louisiana (each a "TWEAN System" and collectively, the "TWEAN Systems").

         B. As of Closing, TCA intends to acquire the assets of cable television systems that are franchised or hold other operating authority and operate in and around the areas set forth on Exhibit A (each a "TCA System" and collectively, the "TCA Systems"), pursuant to an Asset Purchase Agreement of even date herewith (the "Purchase Agreement") between TCA and Star Cable Associates, a Pennsylvania general partnership ("Star").

         C. This Agreement sets forth the terms and conditions on which TWEAN will convey to TCA substantially all of the assets of the TWEAN Systems, and TCA will convey or cause to be conveyed to TWEAN substantially all of the assets of the TCA Systems, in such a manner as to effect a like-kind exchange of such assets under Section 1031 of the United States Internal Revenue Code of 1986, as amended.



                                   AGREEMENTS

         In consideration of the mutual covenants and promises set forth herein, TWEAN and TCA agree as follows:


                                   ARTICLE 1.
                                  DEFINITIONS

         Section 1.1 Certain Terms Defined. As used in this Agreement, the following terms, whether used in singular or plural forms, shall have the following meanings:

         "Adjustment Time" means 11:59 P.M., central time, on the date of Closing.

         "Assets" means the TWEAN Assets or the TCA Assets, as the context requires.

         "Basic Cable" means the cable television services described as such onExhibit 4.9.

         "Cable Act" means Title VI of the Communications Act, the Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Consumer Protection Act of 1992, Pub. L. No. 102-385, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

         "CLI" means Cumulative Leakage Index.

         "Code" means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated hereunder.

         "Communications Act" means the Communications Act of 1934, as amended, 47 U.S.C. Section 151, et. seq. and rules and regulations promulgated thereunder.

         "Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder and published interpretations with respect thereto.

         "FCC" means the Federal Communications Commission.

         "GAAP" means generally-accepted accounting principles, consistently applied.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.

         "Hazardous Substances" means any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to persons in or about the Real Property or cause the Real Property to be in violation of any Legal Requirements, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Controls Act, 15 U.S.C. Section 2601 et seq.,
(d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison", as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 135 et seq., (f) "chemical substance", "new chemical substance", or "hazardous substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., but excluding immaterial amounts of the following substances, to the extent used in the ordinary course of the Business: (i) lubricating, cleaning, coolant, and other compounds customarily used in building and System maintenance; (ii) materials routinely used in the day-to-day operations of an office, such as copier toner;
(iii) consumer products; (iv) fuel oil and natural gas for heating; (v) materials reasonably necessary and customarily used in office and System construction and repair and System vehicle maintenance; and (vi) fertilizers, pesticides, and herbicides commonly used for routine office landscaping.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Individual Subscriber" means, as to any System, any subscriber to such System at that System's regular Basic Cable monthly subscriber rate, who
(i) has been an active subscriber of the System's basic cable television service for at least one full month, (ii) is not more than sixty days in arrears in payment for service from the first day of the period to which an outstanding bill relates, determined as of the first day of the month in which Closing occurs, (iii) has not given or been given notice of termination and who, consistent with Seller's standing policy, should not have been given notice of termination, and (iv) has become a subscriber only pursuant to customary marketing promotions conducted in the ordinary course of business consistent with past practices.

         "Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         "knowledge" of any Person of or with respect to any matter means that such Person (if a natural person) or any of the officers or senior managers, including system managers, of such Person (if not a natural Person) has actual awareness or knowledge of such matter.

         "Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including without limitation Judgments and System Franchises.

         "Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract, or otherwise.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

         "Losses" means any claims, losses, liabilities, damages, Judgments, Liens, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

         "Permitted Liens" means (a) liens for Taxes, assessments and governmental charges not yet due and payable, (b) zoning laws and ordinances and similar governmental regulations, (c) rights reserved to any municipality, government or statutory or public authority to regulate the affected property, and (d) as to real property, any liens, encumbrances, easements, rights-of-way, servitudes, permits, leases, conditions, covenants, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability to own, use, enjoy or operate the real property or to convey good, marketable and indefeasible title to the same; provided that "Permitted Liens" will not include any Lien that could prevent or inhibit in any way the conduct of the business of the affected System.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association or unincorporated entity of any kind.

         "Required Consents" means the TCA Required Consents or the TWEAN Required Consents, as the context requires.

         "Subscriber Equivalent" means, as to any System, an equivalent to an Individual Subscriber, and the number of Subscriber Equivalents shall be equal, as of any date, to the quotient of (i) the aggregate revenues earned by such System for Basic Cable and Tier Cable television service provided by that System, during the last full month ending on or prior to such date, to multiple dwelling units, commercial establishments and other subscribers served by such System that are billed for such service on a bulk basis or to single family households which pay less than the System's regular Basic Cable monthly subscription rate or the System's regular Basic Cable plus Tier Cable monthly subscription rate, as applicable, and which multiple dwelling units, commercial establishments, other subscribers or single family households have been active subscribers of the System's Basic Cable television service for at least one full month and are not more than sixty days in arrears in payment for service from the first day of the period to which an outstanding bill relates, determined in each case as of the first day of the month in which Closing occurs, divided by (ii) the System's regular monthly subscription rate for Basic Cable and Tier Cable in effect during such month.

         "Systems" means the TWEAN Systems or the TCA Systems, as the context requires.

         "System Contracts" means the System Contracts as defined in the Purchase Agreement or the TWEAN Contracts, as the context requires.

         "System Franchises" means the System Franchises as defined in the Purchase Agreement or the TWEAN Franchises, as the context requires.

         "System Licenses" means the System Licenses as defined in the Purchase Agreement or the TWEAN Licenses, as the context requires.

         "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

         "TCA Required Consents" means any and all consents, authorizations and approvals that are identified and marked with an asterisk on either Exhibit 4.3 or Exhibit 5.3 to the Purchase Agreement.

         "Tier Cable" means the cable television services described as Tier onExhibit 4.9.

         "TWEAN Required Consents" means any and all consents, authorizations and approvals that are identified and marked with an asterisk on Exhibit 4.3 to this Agreement.

         Section 1.2 Other Defined Terms. The following capitalized terms, whether used in singular or plural forms, have the meanings given in the sections indicated.


         Term                                                Section
         ----                                                -------
         Cash Payment                                        2.1(a)(iii)
         Closing                                             8.1
         Current Items Amount                                2.4
         Eligible Accounts Receivable                        2.4(a)
         FCC Counsel Opinion                                 7.1(f)
         Final Adjustment Certificate                        2.5
         Home Security System                                2.1(c)
         Indemnitee                                          10.3
         Indemnitor                                          10.3
         Initial Adjustment Certificate                      2.5
         Notice                                              10.3
         Outside Closing Date                                9.1(c)
         Plans                                               4.14
         Purchase Agreement                                  Recital B
         Rebuild                                             6.1(i)
         Security System Bill of Sale                        3.8
         Security System Payment                             3.8
         Star                                                Recital B
         Surveys                                             6.7
         TCA Assets                                          2.1(a)(i)
         TCA Assumed Obligations and Liabilities             2.2
         TCA Counsel Opinion                                 7.1(e)
         TCA Lien Releases                                   7.1(i)
         TCA Title Policies                                  ?
         TCA Systems                                         Recital B
         Title Company                                       6.7
         Title Commitment                                    6.7
         Title Defect                                        6.7
         Transfer Taxes                                      3.4
         TWEAN Assets                                        2.1(b)
         TWEAN Assumed Obligations and Liabilities           2.3
         TWEAN Contracts                                     2.1(b)(v)
         TWEAN Counsel Opinion                               7.2(e)

         Term                                                Section
         ----                                                -------
         TWEAN Excluded Assets                               2.1(c)
         TWEAN FCC Counsel Opinion                           7.2(f)
         TWEAN Franchises                                    2.1(b)(iii)
         TWEAN Leased Real Property                          2.1(b)(ii)
         TWEAN Licenses                                      2.1(b)(iv)
         TWEAN Lien Releases                                 7.2(i)
         TWEAN Owned Real Property                           2.1(b)(ii)
         TWEAN Systems                                       Recital A
         TWEAN Tangible Personal Property                    2.1(b)(i)

         Section 1.3 Accounting Terms. All accounting terms used in this Agreement, unless otherwise provided in this Agreement, shall have the meanings given under GAAP.


                                   ARTICLE 2.
                                    EXCHANGE

         Section 2.1      Exchange of TWEAN and TCA Assets.


                 (a) Exchange Covenant. Subject to the terms and conditions set forth in this Agreement, at Closing TWEAN and TCA shall effect the above-described exchange as follows:

                            (i)   TCA shall convey, assign and transfer, or
cause to be conveyed, assigned or transferred, to TWEAN, free and clear of all Liens (except Permitted Liens) all of the assets and properties included as "Assets" pursuant to Section 2.1 of the Purchase Agreement (the "TCA Assets");

                           (ii)   TWEAN shall convey, assign and transfer, or
cause to be conveyed, assigned or transferred, to TCA, free and clear of all Liens (except Permitted Liens) the TWEAN Assets; and

                          (iii)   TCA shall pay to TWEAN, in immediately
available funds, $9,000,000 (the "Cash Payment"), and TCA shall receive credit for the Escrow Amount (as defined in the Purchase Agreement) deposited by TCA under the Purchase Agreement, the aggregate of which reflects the agreed-upon difference between (A) the aggregate fair market value of the TWEAN Assets, and
(B) the fair market value of the TCA Assets; and

                           (iv)   TWEAN or TCA, as appropriate, shall pay to
the other (by increasing or decreasing the funds paid as the Cash Payment), an amount equal to the net amount of the adjustments and prorations provided for in Section 2.4 (the "Current Items Amount").

                 (b) TWEAN Assets. "TWEAN Assets" means all of the assets and properties, real and personal, tangible and intangible, used by TWEAN in its operation of, or otherwise relating to, the TWEAN Systems as of the Adjustment Time that are not TWEAN Excluded Assets, including but not limited to the following:

                            (i)   Tangible Personal Property.  All tangible
personal property, including but not limited to towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, furniture, fixtures, supplies, inventory, all antennae, earth satellite receive stations and related equipment, and other physical assets (the "TWEAN Tangible Personal Property"), including but not limited to the items described on Exhibit 2.1(b)(i).

                           (ii)   Real Property.  All real property and
interests in real property, including but not limited to the fee interests in the real property described as Owned Real Property on Exhibit 2.1(b)(ii) and all improvements thereon (the "TWEAN Owned Real Property"), and all leasehold interests in the real property described as Leased Real Property on Exhibit 2.1(b)(ii) and improvements thereon or thereto owned by TWEAN (the "TWEAN Leased Real Property").

                          (iii)   Franchises.  All franchises and similar
authorizations or permits issued by any Governmental Authority or other Person (the "TWEAN Franchises"), including but not limited to those described on
Exhibit 2.1(b)(iii).

                           (iv)   Licenses.  All intangible CATV channel
distribution rights, cable television relay service (CARS), business radio and other licenses, intangible domestic satellite receive only (TVRO) licenses, all copyright notices, and all other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority (the "TWEAN Licenses"), including but not limited to those described on Exhibit 2.1(b)(iv).

                            (v)   System Contracts.  All leases, private
easements or rights of access, contractual rights to easements, pole line or joint line agreements, underground conduit agreements, crossing agreements, construction permits, purchase orders, bulk and commercial service agreements, retransmission consent agreements, and other Contracts (the "TWEAN Contracts"), including but not limited to those described on Exhibit 2.1(b)(v).

                           (vi)   Accounts Receivable.  All subscriber, trade,
and other accounts receivable.

                          (vii)   Books and Records.  All engineering records,
files, data, drawings, blueprints, schematics, reports, lists, plans and processes, and all files of correspondence, lists, records, and reports concerning subscribers and prospective subscribers of the TWEAN Systems, signal and program carriage, and dealings with Governmental Authorities, including but not limited to all reports filed by or on behalf of TWEAN with the FCC and statements of account filed by or on behalf of TWEAN with the U.S. Copyright Office.

                 (c) TWEAN Excluded Assets. The TWEAN Assets shall not include the following, which shall be retained by TWEAN (the "TWEAN Excluded Assets"): (i) programming Contracts; (ii) insurance policies and rights and claims thereunder; (iii) bonds, letters of credit, surety instruments, and other similar items; (iv) cash and cash equivalents; (v) subject to Section 3.2, TWEAN's trademarks, trade names, service marks, service names, logos, and similar proprietary rights; (vi) all of the assets, rights and obligations of the home security business owned and operated by TWEAN in Alexandria, Louisiana (the "Home Security System"); and (vii) the rights, assets, and properties described on Exhibit 2.1(c).

         Section 2.2 TCA Assumed Obligations and Liabilities. After Closing, TCA shall assume, pay, discharge, and perform the following (the "TCA Assumed Obligations and Liabilities"): (i) those obligations and liabilities attributable to periods after the Adjustment Time under or with respect to the TWEAN Assets assigned and transferred to TCA at Closing; (ii) other obligations and liabilities of TWEAN only to the extent that there is an adjustment in favor of TCA with respect thereto pursuant to Section 2.4; and (iii) all obligations and liabilities arising out of TCA's ownership of the TWEAN Assets or operation of the TWEAN Systems after Closing. All obligations and liabilities of TWEAN arising out of or relating to the TWEAN Assets or the TWEAN Systems other than the TCA Assumed Obligations and Liabilities shall remain and be the obligations and liabilities solely of TWEAN.

         Section 2.3           TWEAN Assumed Obligations and Liabilities.
After Closing, TWEAN shall assume, pay, discharge, and perform all of the "Assumed Obligations and Liabilities" set forth in Section 2.3 of the Purchase Agreement (the "TWEAN Assumed Obligations and Liabilities").

         Section 2.4 Current Items Amount. The Current Items Amount shall be the net amount of the following adjustments and prorations:

                 (a) Eligible Accounts Receivable. TWEAN shall be entitled to an amount equal to the sum of (A) 100% of the face amount of all Eligible Accounts Receivable of the TWEAN Systems that are 30 or fewer days past due as of the Adjustment Time, plus (B) 75% of the face amount of all Eligible Accounts Receivable of the TWEAN Systems that are more than 30 but less than 60 days past due as of the Adjustment Time. "Eligible Accounts Receivable" shall mean accounts receivable resulting from the provision of cable television service by the TWEAN Systems to their active subscribers (as of the Adjustment Time) that relate to periods of time prior to the Adjustment Time. For purposes of making "past due" calculations under this paragraph, the billing statements of a System shall be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

                 (b) Advance Payments and Deposits. TCA shall be entitled to an amount equal to the aggregate of (i) all deposits of subscribers of the TWEAN Systems for converters, decoders, and similar items, and (ii) all payments received by TWEAN prior to the Adjustment Time for services to be rendered or equipment to be provided to subscribers of the TWEAN Systems after the Adjustment Time, or for other services to be rendered to other third parties after the Adjustment Time for public television commercials, channel leasing, or other services or rentals to the extent all obligations of TWEAN relating thereto are assumed by TCA at Closing.

                 (c) Expenses. As of the Adjustment Time, the following expenses shall be prorated, in accordance with GAAP, so that all expenses for periods prior to the Adjustment Time shall be for the account of TWEAN, and all expenses for periods after the Adjustment Time shall be for the account of TCA:

                            (i)   all payments and charges under or with
respect to the TWEAN Franchises, the TWEAN Licenses and the TWEAN Contracts;

                           (ii)   Taxes levied or assessed against any of the
TWEAN Assets or payable with respect to cable television service and related sales to TWEAN Systems subscribers;

                          (iii)   charges for utilities and other goods or
services furnished to the TWEAN Systems;

                           (iv)   copyright fees based on signal carriage by
the TWEAN Systems; and

                           (vi)   all other items of expense relating to the
TWEAN Systems;

provided, however, that TWEAN and TCA shall not prorate any items of expense attributable to any TWEAN Excluded Assets, all of which shall remain and be solely for the account of TWEAN.

                 (d) Star Current Items Amount. TCA shall be entitled to an amount equal to the Current Items Amount, if any, payable by TCA to Star pursuant to Section 2.6 of the Purchase Agreement. TWEAN shall be entitled to an amount equal to the Current Items Amount, if any, payable by Star to TCA pursuant to Section 2.6 of the Purchase Agreement. If there is a dispute relating to the Current Items Amount, such payments shall be due upon resolution of such dispute.

                 (e)      Failure to Complete Rebuild.      If the Rebuild (as
defined in Section 6.1(i)) has not been completed by Closing, TCA shall assume full responsibility for completion of the Rebuild and shall be entitled to an amount equal to TWEAN's best good faith estimate of all material, labor, fiber and headend equipment costs which would be required to be incurred after Closing in order to complete the Rebuild; provided, however, that such credit shall not exceed the difference between (i) $4,400,000 (excluding costs of converters) and (ii) the actual costs incurred by TWEAN or its predecessor as of the Adjustment Time in carrying out the Rebuild, if such costs are less than $4,400,000. Any such credit shall reduce the Cash Payment.

                 (f) Certain Test Equipment. TCA shall be entitled to $8,900.00 plus related taxes and freight for the acquisition by TCA of one Tektronix #TFS-3031/04/21 OTDR (1310 S Ingle Wavelength, FC Connector).

                 Section 2.5 Current Items Amount Calculated. The adjustments and prorations included in the Current Items Amount shall be estimated in good faith by TWEAN and set forth, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by a representative of TWEAN and delivered to TCA at least seven days prior to Closing. Each of TWEAN and TCA shall cause their representatives to diligently attempt to jointly determine prior to Closing, on the basis of the Initial Adjustment Certificate and such other information as they deem relevant, their best estimate of the Current Items Amount. At Closing, the party against whose favor the estimated Current Items Amount is so determined shall pay to the other the estimated Current Items Amount. Within 90 days after Closing, TWEAN and TCA each shall deliver to the other a certificate (the "Final Adjustment Certificate") showing in detail the final determination of the Current Items Amount. TWEAN and TCA each shall review the other's Final Adjustment Certificate and shall give written notice to the other party of any objections it has to the calculations shown in such certificate within 30 days after its receipt thereof. If there are no objections by either party, the appropriate party shall pay to the other the Current Items Amount within 10 business days after the end of the 30-day objection period. TWEAN and TCA shall endeavor in good faith to resolve any objections within 30 days after receipt by the parties of each other's objections.

         Section 2.6 Reporting. The TWEAN Assets shall be transferred and conveyed by TWEAN to TCA in exchange or consideration for the TCA Assets, and the TCA Assets shall be transferred and conveyed by or at the direction of TCA to TWEAN in exchange or consideration for the TWEAN Assets. TWEAN shall, for purposes of income taxes, report the transactions contemplated by this Agreement as they pertain to TWEAN as a like-kind exchange under Section 1031 of the Code, and TCA shall not take any action inconsistent with such reporting.


                                   ARTICLE 3.
                                RELATED MATTERS

         Section 3.1 Employees. TWEAN shall remain solely responsible for, and shall indemnify and hold harmless TCA from and against all Losses arising with respect to, all salaries and all severance, vacation, sick, holiday, unemployment benefit, and other compensation or benefits to which employees of TWEAN may be entitled, as a result of consummation of the transactions contemplated hereby, or otherwise. TCA may, but shall have no obligation to, hire any of TWEAN's employees that render services in connection with the operation of the TWEAN Systems, whether or not such employees' employment shall have been terminated by TWEAN.

         Section 3.2 Use of Names and Logos. For a period of 60 days after Closing, TCA shall be entitled to use the trademarks, trade names, service marks, service names, logos, and similar proprietary rights of TWEAN to the extent incorporated in or on the TWEAN Assets transferred to it at Closing, provided that it shall exercise efforts to remove all such names, marks, logos, and similar proprietary rights of TWEAN from the TWEAN Assets as soon as reasonably practicable following Closing.

         Section 3.3 Bulk Sales. TWEAN and TCA each waive compliance by the other with Legal Requirements relating to bulk sales applicable to the transactions contemplated hereby. Each party shall indemnify and hold the other harmless from and against all Losses resulting from any noncompliance with bulk sales Legal Requirements applicable to the transactions contemplated hereby.

         Section 3.4 Transfer Taxes. TCA shall pay all sales, use, transfer, and similar taxes or assessments ("Transfer Taxes"), arising from or payable by reason of the conveyance to it of the TWEAN Assets. TWEAN shall pay all Transfer Taxes arising from or payable by reason of the conveyance to it of the TCA Assets. Each of TWEAN and TCA shall indemnify and hold harmless the other from and against all Losses arising from any such Transfer Taxes for which the indemnifying party is responsible under this Section 3.4.

         Section 3.5 Further Assurances. At or after Closing, each of TWEAN and TCA, at the request of the other, shall promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other, as the other may reasonably request to carry out or evidence the terms of this Agreement, or to collect any accounts receivable or other claims included in the TWEAN Assets or the TCA Assets. Without limiting the generality of the foregoing, each of TWEAN and TCA shall take, or cause to be taken, all actions consistent with the terms of this Agreement, including execution and delivery of any documents or instruments, as the other may reasonably request to effect the qualification of the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code.

         Section 3.6 Enforcement of Purchase Agreement. TCA assigns to TWEAN all of its remedies against Star arising under or in connection with the Purchase Agreement to the extent that such remedies relate to the liabilities and obligations assumed by TWEAN, and agrees that TWEAN may enforce such remedies directly against Star, without notice to or consent by TCA.

         Section 3.7 Performance Agreement. At, or shortly following, the execution and delivery of this Agreement, TWEAN shall enter into an agreement with Star substantially in the form of the Performance Agreement attached hereto as Exhibit 3.7.

         Section 3.8 Home Security System. At Closing, TWEAN shall transfer to TCA the Home Security System by a Bill of Sale substantially in the form attached hereto as Exhibit 3.8 (the "Home Security System Bill of Sale") in consideration of $200,000 paid to TWEAN by TCA in immediately-available funds (the "Security System Payment").


                                   ARTICLE 4.
                     TWEAN'S REPRESENTATIONS AND WARRANTIES

         TWEAN represents and warrants to TCA, as of the date of this Agreement and, except as otherwise provided or contemplated herein, as of Closing, as follows:

         Section 4.1 Organization and Qualification of TWEAN. TWEAN is a general partnership duly organized, validly existing, and in good standing under the laws of the State of New York, and has all requisite partnership power and authority to own and lease the TWEAN Assets and to conduct its activities as such activities are currently conducted. TWEAN is duly qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which the ownership or leasing of the TWEAN Assets or the nature of its activities in connection with the TWEAN Systems makes such qualification necessary.

         Section 4.2 Authority. TWEAN has all requisite partnership power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. Other than the approval of the Management Committee of Time Warner Cable, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by TWEAN have been duly and validly authorized by all necessary action on the part of TWEAN. This Agreement has been duly and validly executed and delivered by TWEAN, and is the valid and binding obligation of TWEAN, enforceable against TWEAN in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 4.3 No Conflict; Required Consents. Except as described on Exhibit 4.3, and subject to compliance with the HSR Act, the execution, delivery, and performance by TWEAN of this Agreement do not and will not: (i) conflict with or violate any provision of the partnership agreement of TWEAN;
(ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate or permit the acceleration of the performance required by, any Contract or Lien to which TWEAN is a party or by which TWEAN or the assets or properties owned or leased by it are bound or affected; (iv) result in the creation or imposition of any Lien against or upon any of the TWEAN Assets; or (v) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         Section 4.4 Assets; Title, Condition and Sufficiency. Exhibit 2.1(b)(i) contains descriptions of all material items of tangible personal property included in the TWEAN Assets and Exhibit 2.1(b)(ii) contains descriptions of all Owned and Leased Real Property included in the TWEAN Assets. Except as described on Exhibit 4.4, (i) TWEAN has good and marketable title to all of the TWEAN Tangible Personal Property and TWEAN Owned Real Property free and clear of all Liens except for Permitted Liens, and (ii) TWEAN has valid leasehold interests in those TWEAN Assets which are leased by TWEAN. The TWEAN Tangible Personal Property is in good condition and repair, ordinary wear and tear excepted. All items of cable plant and headend equipment included in the TWEAN Assets (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and
(ii) will permit the TWEAN systems to operate in accordance with the terms of the TWEAN Franchises. The TWEAN Assets, constitute all of the assets necessary to operate the TWEAN Systems substantially as they are being operated on the date of this Agreement, taking into account the exclusion of the TWEAN Excluded Assets.

         Section 4.5      TWEAN Franchises, Licenses and Contracts.

                 (a) Except as described on Exhibits 2.1(b)(ii), 2.1(b)(iii), 2.1(b)(iv), 2.1(b)(v) or 2.1(c) with respect to the TWEAN Systems, TWEAN is not bound or affected by any of the following that relate primarily or in whole to the TWEAN Systems: (i) leases of real or personal property; (ii) franchises for the construction or operation of cable television systems, or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (iv) easements or rights of access; (v) pole attachment or joint line agreements, underground conduit agreements, crossing agreements, construction permits, purchase orders, service agreements, retransmission consent agreements or bulk or commercial service agreements; or (vi) Contracts other than those described in any other clause of this Section 4.5(a) that contemplate payments by or to TWEAN in any 12-month period exceeding $2,500 individually or $10,000 in the aggregate.

                 (b) TWEAN has delivered to TCA true and complete copies of (i) each of the TWEAN Franchises, TWEAN Licenses and TWEAN Contracts, including any amendments thereto (or, in the case of oral TWEAN Contracts, true and complete written summaries thereof), (ii) each document evidencing TWEAN's ownership of the TWEAN Owned Real Property and (iii) each document evidencing TWEAN's leasehold interest in the TWEAN Leased Real Property. Except as described in Exhibit 4.5: (i) TWEAN is in compliance with each of the TWEAN Franchises and the TWEAN Licenses; (ii) TWEAN has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under each of the TWEAN Contracts; and (iii) to the knowledge of TWEAN, there has not occurred any default (without regard to lapse of time or the giving of notice, or both) by any Person under any of the TWEAN Franchises, TWEAN Licenses or TWEAN Contracts.

                 (c) Except for the TWEAN Owned Real Property, TWEAN has no other ownership interest in real property relating to the TWEAN Systems. Except for the TWEAN Leased Real Property, TWEAN does not hold or use under lease or lease to others any real property relating to the TWEAN Systems. Except for routine repairs and except for ordinary wear and tear, all of the improvements, leasehold improvements, and the premises of the

TWEAN Owned Real Property and the TWEAN Leased Real Property are in good condition and repair and are suitable for the purposes used. The current use and occupancy of the TWEAN Owned Real Property and TWEAN Leased Real Property do not constitute nonconforming uses under any applicable zoning Legal Requirements.

         Section 4.6 Litigation. Except as set forth in Exhibit 4.6: (i) there is no Litigation pending or, to TWEAN's knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal, against TWEAN that could adversely affect the financial condition or operations of the TWEAN Systems, the TWEAN Assets, or the ability of TWEAN to perform its obligations under this Agreement, or that seeks or could result in the modification, revocation, termination, suspension, or other limitation of any of the TWEAN Franchises, TWEAN Licenses or TWEAN Contracts nor to TWEAN's knowledge, is there any basis for any such Litigation; and (ii) there is not in existence any Judgment requiring TWEAN to take any action of any kind with respect to the TWEAN Assets or the operation of the TWEAN Systems, or to which TWEAN (with respect to the TWEAN Systems), the TWEAN Systems, or the TWEAN Assets are subject or by which they are bound or affected.

         Section 4.7 Financial Information. TWEAN has delivered to TCA an unaudited trial balance sheet of each of the TWEAN Systems as of June 30, 1995 and unaudited statements of profit and loss of the TWEAN Systems for the six-month period ending June 30, 1995 and other operational information relating to the TWEAN Systems. The trial balance sheet and operational information were prepared in the ordinary course of business. The statements of profit and loss present fairly the results of operations of the TWEAN Systems for the periods indicated. The unaudited trial balance and operational information were prepared in the ordinary course of business.

         Section 4.8 Tax Returns; Other Reports. TWEAN has filed in true and correct form all federal, state, local, and foreign tax returns and other reports required to be filed relating to the TWEAN Assets or the TWEAN Systems, and has timely paid all Taxes relating to the TWEAN Assets or the TWEAN Systems that have become due and payable, whether or not so shown on any such return or report, the failure of which to file or pay could affect or result in the imposition of a Lien upon the TWEAN Assets. TWEAN has received no notice of, nor does TWEAN have any knowledge of, any deficiency or assessment or proposed deficiency or assessment from any taxing Governmental Authority that could affect or result in the imposition of a Lien upon the TWEAN Assets. TWEAN has provided TCA with true and complete copies of TWEAN's State and local tax returns filed with respect to taxes on the TWEAN Owned and Leased Real Property and tangible personal property relating to the TWEAN Systems for all time periods beginning after December 31, 1993.

         Section 4.9 TWEAN System Information. Exhibit 4.9 sets forth a materially true and accurate description of the following information:

                 (a) the number of miles of plant included within the TWEAN Assets;

                 (b) as of August 4, 1995, the number of Individual Subscribers and Subscriber Equivalents served by each TWEAN System; a description of basic and optional or tier services available from each TWEAN System, the rates charged by TWEAN for each; and, as of August 4, 1995, the number of Individual Subscribers and Subscriber Equivalents receiving each optional or tier service;

                 (c) the stations and signals carried by each TWEAN System, the channel position of each such signal and station, and all frequencies utilized by each TWEAN System; and

                 (d)      the MHz and channel capacity of each TWEAN System.

Notwithstanding any other provision of this Agreement, the representations and warranties in Section 4.9(a) and (d) shall survive for 6 months after the date of Closing. The representations and warranties in Section 4.9(b) and (c) shall not survive Closing.

         Section 4.10 Bonds. Exhibit 4.10 contains an accurate and complete list of all bonds (franchise, construction, fidelity or performance) of TWEAN that relate in any way to the ownership or use of the TWEAN Assets or the operation of the TWEAN Systems.

         Section 4.11 Compliance with Legal Requirements. Except as set forth in Exhibit 4.11:

                 (a) The operation of the TWEAN Systems as currently conducted does not violate or infringe any Legal Requirements currently in effect. TWEAN has received no notice of any violation by the TWEAN Systems or in connection with the TWEAN Assets of any Legal Requirement applicable to the TWEAN Systems, as currently conducted, and knows of no basis for the allegation of any such violation.

                 (b) To TWEAN's knowledge, TWEAN's operation of the TWEAN Systems has not and does not violate the Cable Act, except for violation(s) which, individually or in the aggregate, reasonably could not be expected to have a material adverse effect on the TWEAN Systems. TWEAN has delivered to TCA complete and correct copies of all reports and filings for the past three years made or filed pursuant to the Cable Act, the Communications Act or FCC rules or regulations with respect to the operation of the TWEAN Systems, including, without limitation, FCC Forms 328, 329, 393, 1200, 1205, 1210 and 1215, copies of TWEAN's correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers of the TWEAN Systems including, without limitation, copies of any complaints filed with the FCC with respect to TWEAN's rates charged to such subscribers and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act. A request for renewal has been timely filed under Section 626(a) of the Cable Act with the proper Governmental Authority with respect to each franchise included within the TWEAN Assets expiring within 36 months of the date of this Agreement.

                 (c) All of the broadcast television signals carried by the TWEAN Systems are carried either pursuant to the must-carry requirements or pursuant to executed retransmission consent agreements.

                 (d) For each relevant semi-annual reporting period, TWEAN has timely filed with the U.S. Copyright Office all required Statements of Account in true and correct form, and has paid when due all required copyright royalty fee payments, relating to the TWEAN Systems' carriage of television broadcast signals.

                 (e) Other than requests for network nonduplication, sports blackout and syndex protection and notices of election of must-carry status and retransmission consents or other communications made pursuant to the Cable Act, TWEAN has received no requests, notices or demands, whether written or oral, from the FCC, any other Governmental Authority or other Person challenging or questioning TWEAN's rights to operate the TWEAN Systems or carry any signal, or requesting signal carriage. The TWEAN Systems and TWEAN's operation of any FCC-licensed or registered facility used in conjunction with the TWEAN Systems is in compliance in all material respects with the FCC's rules and regulations and the provisions of the Communications Act.

                 (f) TWEAN has conducted all system and microwave performance tests and all CLI related tests applicable to the TWEAN Systems. TWEAN has (i) maintained appropriate log books and other recordkeeping that accurately and completely reflect in all material respects all results required to be shown thereon; (ii) to the extent required by the rules and regulations of the FCC, corrected any radiation leakage of the TWEAN Systems required to be corrected in connection with TWEAN's monitoring obligations under the rules and regulations of the FCC, and (iii) otherwise complied in all material respects with all applicable CLI rules and regulations in connection with the operation of the TWEAN Systems.

         Section 4.12 No Adverse Change. Since June 30, 1995, there has been no material adverse change in the TWEAN Assets or the financial condition or operations of the TWEAN Systems and the TWEAN Assets, and the financial condition and operations of the TWEAN Systems have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of God or public force or otherwise.

         Section 4.13     Employees.

                 (a) Exhibit 4.13(a) sets forth a true and complete list of all individuals employed by TWEAN who render services to the TWEAN Systems. Except as described on Exhibit 4.13(a), TWEAN is not a party to any written or oral employment Contract with any such individual.

                 (b) (i) TWEAN is not party or subject to any labor union or collective bargaining agreement in connection with the TWEAN Systems, and
(ii) TWEAN is not a party to any labor or employment dispute involving any of its employees that render services in connection with the TWEAN Systems.

         Section 4.14     Employee Benefits.       Neither TWEAN nor any
Employee Benefit Plan (as defined in ERISA) maintained by TWEAN or to which TWEAN has the obligation to contribute (hereinafter, the "Plans"), is in material violation of any provision of ERISA. No reportable event (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any such Plan and no prohibited transaction (as defined in Section 406 of ERISA) has occurred with respect to any such Plan which would result in material liability to TWEAN.

         Section 4.15     Environmental.

                 (a) TWEAN has received no notice and has no knowledge that it is the subject of any "Superfund" evaluation or investigation, and has received no notice from a Governmental Authority that such Governmental Authority is considering making it the subject of any Superfund investigation or proceeding, or that it is the subject of any investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances, on or in connection with the TWEAN Owned Real Property or the TWEAN Leased Real Property. To TWEAN's knowledge, except as described on Exhibit 4.15, no surface impoundments or underground storage tanks are located in or on the TWEAN Owned Real Property or TWEAN Leased Real Property.

                 (b) To its knowledge and except as described on Exhibit 4.15, TWEAN is in substantial compliance with all Legal Requirements with respect to pollution or protection of the environment, including Legal Requirements relating to actual or threatened emissions, discharges, or releases of Hazardous Substances into ambient air, surface water, ground water, land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, insofar as they relate to the TWEAN Owned Real Property or the TWEAN Leased Real Property. Except as described on Exhibit 4.15, TWEAN has not received notice of circumstances relating to, any past, present, or future events, conditions, circumstances, activities, practices or incidents (including but not limited to the presence, use, generation, manufacture, disposal, release, or threatened release of any Hazardous Substances from or on the TWEAN Owned Real Property or the TWEAN Leased Real Property) that could interfere with or prevent continued compliance with, or that are reasonably likely to give rise to any liability under, any environmental Legal Requirement based upon or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any Hazardous Substance from or attributable to the TWEAN Owned Real Property or the TWEAN Leased Real Property.

         Section 4.16 Franchise and Pole Attachment Fees. The current rates for all franchise fees payable with respect to the TWEAN Franchises and for all pole attachment or conduit fees and the number of poles or conduits covered by each of TWEAN's pole attachment and conduit agreements are disclosed in Exhibit 4.16. TWEAN has paid all "make ready" or other related charges required under its pole attachment and conduit agreements for which it has received an invoice. Except as disclosed in Exhibit 4.16, TWEAN has not been notified by any Governmental Authority or third party regarding any adjustment to the amount of franchise fees, pole attachment or conduit fees paid by TWEAN to such Governmental Authority or third party.

         Section 4.17 Intangibles. TWEAN neither uses nor holds any copyrights, trademarks, trade names, service marks, service names, logos, licenses, permits or other similar intangible property rights and interests in the operations of the TWEAN Systems that do not incorporate the name "Al-Pine," "Alpine," "Metrovision," "Warner," "Time Warner," or variations thereof. In the operation of the TWEAN Systems, TWEAN is not aware that it is infringing upon or otherwise acting adversely to any such intangible property rights and interests owned by any other person or persons, and there is no claim or action pending, or to the knowledge of TWEAN threatened, with respect thereto.

         Section 4.18 Accounts Receivable. TWEAN's accounts receivable are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of TWEAN which resulted from the regular course of TWEAN's business, and are fully collectible in accordance with their terms, subject to no offset or reduction of any nature except for a reserve for uncollectible accounts consistent with the reserve established by TWEAN in its most recent trial balance delivered to Buyer in accordance with Section 4.7.

         Section 4.19 Accuracy of Billing Records. The billing reports and aging reports provided to TCA by TWEAN in connection with this Agreement are accurate and complete in all material respects.

         Section 4.20 Taxpayer Identification Number. TWEAN's U.S. Taxpayer Identification Number is as set forth in the introductory paragraph of this Agreement.


                                   ARTICLE 5.
                      TCA'S REPRESENTATIONS AND WARRANTIES

         TCA represents and warrants to TWEAN, as of the date of this Agreement and, except as otherwise provided or contemplated herein, as of Closing, as follows:

         Section 5.1 Organization and Qualification of TCA. TCA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own and lease the TCA Assets and to conduct its activities as such activities are currently conducted. TCA is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership or leasing of the TCA Assets or the nature of its activities in connection with the TCA Systems makes such qualification necessary.

         Section 5.2 Authority. TCA has all requisite corporate power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby on the part of TCA have been duly and validly authorized by all necessary action on the part of TCA. This Agreement has been duly and validly executed and delivered by TCA, and is the valid and binding obligation of TCA, enforceable against TCA in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         Section 5.3 No Conflict; Required Consents. Except as described on Exhibit 5.3, and subject to compliance with the HSR Act, the execution, delivery, and performance by TCA of this Agreement do not and will not: (i) conflict with or violate any provision of the articles of incorporation or bylaws of TCA; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any Contract or Lien to which TCA is a party or by which TCA or the assets or properties owned or leased by it are bound or affected; (iv) result in the creation or imposition of any Lien against or upon any of the TCA Assets; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         Section 5.4 Litigation. Except as set forth in Exhibit 5.4: (i) there is no Litigation pending or, to TCA's knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal, against TCA that could adversely affect the ability of TCA to perform its obligations under this Agreement, nor, to TCA's knowledge, is there any basis for any such Litigation; and (ii) there is not in existence any Judgment requiring TCA to take any action of any kind with respect to the TCA Assets or the operation of the TCA Systems, or to which TCA (with respect to the TCA Systems), is subject or by which it is bound or affected.

         Section 5.5 Tax Returns; Other Reports. TCA has filed in true and correct form all federal, state, local, and foreign tax returns and other reports required to be filed, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure to file or pay which could affect or result in the imposition of a Lien upon the TCA Assets. TCA has received no notice of, nor does TCA have any knowledge of, any deficiency or assessment or proposed deficiency or assessment from any taxing Governmental Authority which could affect or result in the imposition of a Lien upon the TCA Assets.

         Section 5.6 Taxpayer Identification Number. TCA's U.S. Taxpayer Identification Number is as set forth in the introductory paragraph of this Agreement.

         Section 5.7 Liens and Encumbrances. The TCA Assets are free and clear of all liens and encumbrances arising as a result of TCA's ownership thereof.

                                   ARTICLE 6.
                                   COVENANTS

         Section 6.1 Certain Affirmative Covenants. Except as the other party may otherwise consent in writing, between the date of this Agreement and
Closing:

                 (a) TWEAN shall operate the TWEAN Systems only in the usual, regular, and ordinary course and in accordance with past practices and, to the extent consistent with such operation, use its reasonable efforts to (i) preserve the current business organization of the TWEAN Systems intact, including preserving existing relationships with franchising authorities, suppliers, customers, and others having business dealings with the TWEAN Systems, unless TCA requests otherwise, (ii) keep available the services of its employees providing services in connection with the TWEAN Systems, (iii) continue normal marketing, advertising, and promotional expenditures with respect to the TWEAN Systems, and (iv) preserve any beneficial business relationships with all customers, suppliers, and others having business dealings with TWEAN relating to the TWEAN Systems;

                 (b) TWEAN shall maintain (i) the TWEAN Assets in good condition and repair, ordinary wear excepted, and (ii) in full force and effect policies of insurance with respect to the TWEAN Assets and the operation of the TWEAN Systems, in such amounts and with respect to such risks as are customarily maintained by TWEAN;

                 (c) TWEAN shall maintain its books, records, and accounts with respect to the TWEAN Assets and the operation of the TWEAN Systems in the usual, regular, and ordinary manner on a basis consistent with past practices;

                 (d) (i) each party (the "disclosing party") shall give to the other (the "receiving party"), and its counsel, accountants, and other representatives, full access during normal business hours to the disclosing party's premises and to its Systems, its Owned Real Property, its Leased Real Property, all of its Assets, its books and records, and its Systems' personnel;
(ii) furnish to the receiving party and such representatives all such additional documents (certified by an officer of the disclosing party, if requested), financial information, and other information as the receiving party from time to time reasonably may request; and (iii) cause the disclosing party's accountants to permit the receiving party and its accountants to examine the records and working papers pertaining to its audits and other reviews of the disclosing party's Systems' financial statements; provided that no investigation by the receiving party shall affect or limit the scope of any of the representations and warranties of the disclosing party herein or limit liability of the disclosing party for any breach of such representations and warranties; and provided further that the receiving party shall perform any investigation pursuant to this paragraph (d) in such a manner as not to interfere materially with the conduct of the disclosing party's business; provided, however, that TCA's obligations under this Section are limited to providing to TWEAN and its representatives such access as permitted under the Purchase Agreement;

                 (e) Each party shall use its commercially-reasonable efforts to obtain in writing as promptly as possible the Required Consents and any other consent, authorization, or approval required to be obtained by it in connection with the transactions contemplated hereunder, and deliver to the other party copies, reasonably satisfactory in form and substance to it, of the Required Consents and such other consents, authorizations, or approvals; provided, however, that each party will afford the other the opportunity to review, approve and revise the form of consent prior to delivery to the party whose consent is sought, and neither party shall accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, any of the System Franchises, System Licenses or System Contracts that are not acceptable to the other; and provided further that neither party shall have any obligation to offer or pay any consideration (other than normal and usual processing and filing fees, and overhead and similar expenses incurred in obtaining such approvals, authorizations and consents), or to act as surety or guarantor, in order to obtain any such approval, authorization, or consent;

                 (f) TWEAN shall terminate the employment of all employees of TWEAN working for the TWEAN Systems as of the Adjustment Time;

                 (g) not later than 30 days after the date of this Agreement, TCA shall deliver to TWEAN a written notice containing the names, if any, of employees of the TWEAN Systems whom TCA intends to hire as of the Adjustment Time. Not later than 10 days after delivering such written notice to TWEAN, TCA shall notify those employees whom TCA intends to hire as of the Adjustment Time, and the form and manner of such notification shall be reasonably satisfactory to, and approved in advance by, TWEAN and shall specify the terms of employment, including compensation and all benefits relating thereto;

                 (h) TWEAN shall promptly deliver to TCA, upon reasonable request, true and complete copies of all monthly and quarterly financial statements and operating reports and any reports with respect to the operation of the TWEAN Systems prepared by or for TWEAN at any time from the date hereof until Closing, and any other similar materials that TCA may reasonably request; and

                 (i) until the date of Closing, TWEAN shall continue to rebuild the TWEAN Systems in accordance with TWEAN's 1995 capital budget for such rebuild (a true and complete copy of which has been delivered to TCA), including upgrading approximately 445 miles of cable plant to 550 MHz spaced 750 MHz digital, and completing a fiber cable network for the TWEAN Systems (the "Rebuild"); provided, however, that TWEAN shall not be obligated to spend more than $4,400,000 in connection with the Rebuild; any capital expenditures required to complete the Rebuild in excess of $4,400,000 shall be paid by TCA.

         Section 6.2 Certain Negative Covenants. Except as the other may otherwise consent in writing, or as contemplated by this Agreement, between the date of this Agreement and Closing:

                 (a) TWEAN shall not modify, terminate, renew, suspend, or abrogate any TWEAN Contract other than in the ordinary course of business;

                 (b) TWEAN shall not modify, terminate, renew, suspend, or abrogate any TWEAN Franchise or TWEAN License;

                 (c) neither party shall enter into any transaction or take any action that would result in any of its representations and warranties in this Agreement not being true and correct in all material respects when made or at Closing;

                 (d) TWEAN shall not engage in any marketing, subscriber installation, or collection practices that are inconsistent with its past practices;

                 (e) TCA shall not waive any of its conditions to closing in the Purchase Agreement or accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, any of the System Franchises, System Licenses or System Contracts, as such terms are defined in the Purchase Agreement, or any other assets, rights or obligations under the Purchase Agreement; and

                 (f) to the extent that doing so would not violate the National Labor Relations Act or any other applicable law, TWEAN shall not recognize or negotiate any collective bargaining agreement with any labor organization.

         Section 6.3 Certain Additional Covenants. Each party shall cooperate reasonably with the other in its efforts to obtain all consents, authorizations, and approvals required to consummate the transactions contemplated hereby, but shall have no obligation to agree or accede to any modifications or amendments thereto that are not acceptable to it in its reasonable discretion.

         Section 6.4      Notification of Certain Matters.

                 (a) Each party shall promptly notify the other party of any fact, event, circumstance, action or omission (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (ii) the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true in any material respect, and with respect to clause (ii), use commercially reasonable efforts to remedy the same.

                 (b) Promptly upon becoming aware of such matter, each party shall notify the other party of any fact, event, circumstance, action or omission which constitutes a breach by the other party of any of the representations or warranties made by the other party in the performance of or compliance with any covenant, agreement or obligation required to be performed or complied with prior to the date of Closing.

         Section 6.5 Post-Closing Obtaining of Consents, Authorizations and Approvals. Subsequent to Closing, each party shall continue to use its commercially reasonable efforts at its own expense to obtain in writing as promptly as possible any consent, authorization or approval required to be obtained by it that was not obtained on or before Closing, and deliver copies of such, reasonably satisfactory in form and substance, to the other. The obligations set forth in this subsection shall survive Closing and shall not be merged in the consummation of the transactions contemplated hereby. From Closing until each such consent, authorization or approval is obtained, each party shall act as the agent for the other, and shall preserve the benefit of and enforce the System Contract or other right to which such consent, authorization or approval pertains to the fullest extent permissible under the applicable System Contract or other right. Upon request by the other, at Closing, TWEAN and TCA shall enter into an agency agreement in a form mutually satisfactory to each party specifying the terms of such agency.

         Section 6.6      Confidentiality and Publicity.

                 (a) Any non-public information regarding this Agreement or that either party may obtain from the other in connection with this Agreement with respect to the other's Systems shall be confidential and, unless and until Closing shall occur, such party shall not disclose any such information to any other Person (other than its directors, officers and employees, its partners and such partner's directors, officers and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of the other; provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party), and (ii) to the extent that such party may, in the reasonable judgment of its counsel, be compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it shall have used all reasonable efforts, and shall have afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution hereof.

                 (b) TCA and TWEAN each shall consult and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to TWEAN's employees concerning this Agreement and the transactions contemplated hereby. Except as required by applicable Legal Requirements, neither TCA nor TWEAN shall make any such release, announcement, or statements without the prior written consent and approval of the other.

         Section 6.7 Title Insurance. TWEAN shall reasonably cooperate with TCA if TCA elects to obtain title insurance policies on parcels of TWEAN Owned Real Property or Leased Real Property, it being understood that TCA shall have the sole responsibility for obtaining and paying for such policies. The obtaining of title insurance shall not be a condition to the obligations of TCA to consummate the transactions contemplated hereunder.

         Section 6.8 HSR Act Compliance. Within 30 days after the date of this Agreement, TCA and TWEAN shall, if required, prepare and file proper premerger notification and report forms and related affidavits in compliance with the HSR Act. The fees payable to Governmental Authorities required for such filings relating to the transfer of the TWEAN Systems shall be shared equally by TWEAN and TCA. If following the filing of such forms any Governmental Authority shall challenge the transaction contemplated hereby, or request additional filings or information, TWEAN and TCA shall take preliminary steps to attempt to ascertain the nature of the challenge and the likelihood that the Governmental Authority will permit the transaction contemplated hereby to proceed notwithstanding the challenge. After taking such preliminary steps, neither TWEAN nor TCA shall have any obligation to contest such challenge or make or provide any such filing or information, and each shall be entitled, at its option, to withdraw its filing and terminate this Agreement.

         Section 6.9 Access to Books and Records. Following the Closing, TCA shall preserve and make available to TWEAN, during normal business hours, such of the books and records transferred to it hereunder as TWEAN reasonably may need in connection with the preparation of tax returns and for tax audits and any other matters reasonably requiring such access.

         Section 6.10 Supplements to Exhibits. Each of TCA and TWEAN shall, from time to time prior to Closing, supplement the Exhibits to this Agreement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be in included in one or more Exhibits to this Agreement. For purposes of determining the satisfaction of any of the conditions to the obligations of TCA and TWEAN in Sections 7.1 and 7.2 and the liability of TCA or of TWEAN following Closing for breaches of its respective representations or warranties under this Agreement, the Exhibits to this Agreement shall be deemed to include only the information contained therein on the date of this Agreement or added to the Exhibits by written amendments or supplements to this Agreement delivered prior to Closing by the party making such amendment and accepted in writing by the other party.

         Section 6.11 Defaults. Neither TWEAN nor TCA shall have an obligation to cure any default, deficiency, violation or other condition rendering any of its representations or warranties untrue or inaccurate. If one party elects to consummate the transaction contemplated by this Agreement despite its knowledge that any representation or warranty of the other party is untrue or inaccurate, such representation or warranty shall be deemed amended and limited to conform to the scope of the first party's knowledge with regard thereto.

         Section 6.12     Transitional Billing Services.

                 (a) At the request of TCA, for a period of 60 days from the date of Closing (the "initial term") TWEAN shall perform, or cause to be performed, usual and customary billing services for the TWEAN Systems in accordance with past practices ("regular services"), during which time TCA shall complete the transition to a new billing system. Notwithstanding the foregoing, TWEAN shall automatically continue the regular services for three
(3) successive 30-day renewal terms ("renewal terms") unless TCA notifies TWEAN not less than ten (10) days prior to the expiration of the then- existing term that it no longer requires the billing services hereunder. TWEAN shall comply with all reasonable requests by TCA for special billing requests including, but not limited to, rate changes, unusual marketing campaigns requiring billing support, and any unusual conversion or month-end reporting requests requiring a substantial amount of TWEAN's time ("special services"). Problems with equipment not a part of the billing system (addressable controller, ANI interface, etc.) are the responsibility of TCA to resolve unless such problems are caused by the billing system.

                 (b) TCA shall pay TWEAN TWEAN's cost per month for providing regular services, and additional amounts as stated by TWEAN upon request for all special services. TCA shall pay the foregoing amounts payable with respect to the initial term within fourteen (14) days after the expiration of the initial term, and shall pay the amounts payable with respect to any Renewal Term within fourteen (14) days after the expiration of such Term.

         Section 6.13     Employee Benefit Matters.

                 (a) TWEAN shall assume full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored, maintained or contributed to by TWEAN and who has experienced a "qualifying event" or is receiving such "continuation coverage" on or prior to the Closing Time. Continuation coverage, qualified beneficiary, qualifying event and group health plan shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA. TWEAN shall hold TCA and any entity required to be combined with TCA under Section 414 of the Internal Revenue Code ("Affected Parties") harmless from and fully indemnify such Affected Parties against any losses incurred or suffered by such Affected Parties which arise under a group health plan sponsored, maintained or contributed to by TWEAN as a result of any action or omission of TWEAN prior to the Closing Time or because Buyer is deemed to be a successor employer to TWEAN.

                 (b) TWEAN acknowledges that TCA has no obligation to employ any of TWEAN's current or prior employees. TWEAN shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any current or prior employee, including wages, salaries, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination, and shall indemnify TCA and hold TCA harmless from any losses thereunder. Notwithstanding the foregoing, TCA shall recognize the term of service with TWEAN of any former employee of TWEAN hired by TCA in determining such employee's accrued vacation under TCA's vacation plan; provided, however, that the Purchase Price shall be adjusted downward to reflect TCA's foregoing obligation, pursuant to Section 2.6; and provided further that to the extent that, under TWEAN's vacation plan, an employee would be entitled to more vacation than such employee would be entitled to under TCA's vacation plan ("excess vacation"), TWEAN shall pay such employee the value of the excess vacation, and TCA shall permit any former employee of TWEAN who is hired by TCA to take any such accrued vacation at whatever times the employee would have been entitled to take such vacation had the employee not left the employ of TWEAN.


                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

         Section 7.1 Conditions to TWEAN's Obligations. The obligations of TWEAN to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any of which may be waived by TWEAN in its sole discretion:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of TCA in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

                 (b) Performance of Agreements. TCA shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. TWEAN shall have received a certificate executed by an executive officer of TCA, dated as of Closing, reasonably satisfactory in form and substance to TWEAN, certifying that the conditions specified in Sections 7.1(a) and 7.1(b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, that (i) enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement, or (ii) requires separation or divestiture by TWEAN of all or any significant portion of the TCA Assets after Closing, and there shall be no Litigation pending or threatened seeking, or that if successful would have the effect of, any of the foregoing.

                 (e) TCA Counsel Opinion. TWEAN shall have received an opinion of Jackson & Walker, L.L.P., counsel to TCA, dated as of Closing, in the form of Exhibit 7.1(e) (the "TCA Counsel Opinion").

                 (f) FCC Counsel Opinion. TWEAN shall have received an opinion of Wiley, Rein & Fielding, special FCC counsel to Star, dated as of Closing, substantially in the form of Exhibit 7.1(f) (the "FCC Counsel Opinion").

                 (g) HSR Act Compliance. All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated hereby shall have expired or been terminated.

                 (h) Consents. TWEAN shall have received evidence, in form and substance reasonably satisfactory to it, that the TCA Required Consents have been obtained; provided, however, that to the extent such Required Consents relate to consents by the FCC to assignments of Licenses, this condition shall be deemed met if such consents to assignment have been requested prior to Closing and TWEAN is entitled to operate such Licenses pursuant to conditional use authorizations until the FCC's consent is received.

                 (i) Lien Releases. TWEAN shall have received evidence satisfactory to it that all Liens (other than Permitted Liens) affecting or encumbering the TCA Assets have been terminated, released, or waived, as appropriate, or shall have received original, executed instruments in form satisfactory to TWEAN effecting such terminations, releases, or waivers ("TCA Lien Releases").

                 (j) No Material Adverse Change. There shall not have been any material adverse change in the TCA Assets or the financial condition or operations of the TCA Systems since the date of this Agreement.

                 (k) Purchase Agreement. Each of the conditions to TCA's obligations under the Purchase Agreement shall have been satisfied or, with the prior written consent of TWEAN, waived.

                 (l) Closing of the Purchase Agreement. TCA and Star shall have concurrently closed the transactions contemplated by the Purchase Agreement.

                 (m) Evidence of Necessary Actions. TWEAN shall have received evidence reasonably satisfactory to it that TCA has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated thereby.

                 (n) Environmental Assessments. Any environmental audits or assessments conducted by TWEAN with respect to the TCA Systems shall not have indicated the presence thereon, or the likelihood of presence thereon, of Hazardous Substances.

                 (o) Legal Matters Satisfactory to TWEAN's Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by TWEAN's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it reasonably shall have requested.

                 (p) Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the Management Committee of Time Warner Cable.

                 Section 7.2 Conditions to TCA's Obligations. The obligations of TCA to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any of which may be waived by TCA in its sole discretion:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of TWEAN in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

                 (b) Performance of Agreements. TWEAN shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing.

                 (c) Officer's Certificate. TCA shall have received a certificate executed by a general partner of TWEAN, dated as of Closing, reasonably satisfactory in form and substance to TCA, certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

                 (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, that (i) enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement, or (ii) requires separation or divestiture by TCA of all or any significant portion of the TWEAN Assets after Closing, and there shall be no Litigation pending or threatened seeking, or that if successful would have the effect of, any of the foregoing.

                 (e) TWEAN Counsel Opinion. TCA shall have received an opinion of Linda Weiler, counsel to TWEAN, dated as of Closing, in the form of
Exhibit 7.2(e) (the "TWEAN Counsel Opinion").

                 (f) TWEAN FCC Counsel Opinion. TCA shall have received an opinion of Bryan Cave, special FCC counsel to TWEAN, dated as of Closing, substantially in the form of Exhibit 7.2(f) (the "TWEAN FCC Counsel Opinion").

                 (g) HSR Act Compliance. All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated hereby shall have expired or been terminated.

                 (h) Consents. TCA shall have received evidence, in form and substance reasonably satisfactory to it, that the TWEAN Required Consents have been obtained; provided, however, that to the extent such Required Consents relate to consents by the FCC to assignments of Licenses, this condition shall be deemed met if such consents to assignment have been requested prior to Closing and TCA is entitled to operate such Licenses pursuant to conditional use authorizations until the FCC's consent is received.

                 (i) Lien Releases. TCA shall have received evidence satisfactory to it that all Liens (other than Permitted Liens) affecting or encumbering the TWEAN Assets have been terminated, released, or waived, as appropriate, or shall have received original, executed instruments in form satisfactory to TCA effecting such terminations, releases, or waivers ("TWEAN Lien Releases").

                 (j) No Material Adverse Change. There shall not have been any material adverse change in the TWEAN Assets or the financial condition or operations of the TWEAN Systems since the date of this Agreement.

                 (k) Purchase Agreement. Each of the conditions to TCA's obligations under the Purchase Agreement shall have been satisfied or, with the prior consent of TWEAN, waived.

                 (l) Closing of the Purchase Agreement. TCA and Star shall have concurrently closed the transactions contemplated by the Purchase Agreement.

                 (m) Evidence of Necessary Actions. TCA shall have received evidence reasonably satisfactory to it that TWEAN has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated thereby.

                 (n) Environmental Assessments. Any environmental audits or assessments conducted by TCA with respect to the TWEAN Systems shall not have indicated the presence thereon, or the likelihood of presence thereon, of Hazardous Substances.

                 (o) Legal Matters Satisfactory to TCA's Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by TCA's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it reasonably shall have requested.

                 (p) Subscribers. At Closing, the TWEAN Systems shall serve at least 29,300 of Individual Subscribers and Subscriber Equivalents in the aggregate.


                                   ARTICLE 8.
                                    CLOSING

         Section 8.1 Closing; Time and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall take place, contemporaneously with the Closing under the Purchase Agreement, within 10 business days after satisfaction of all conditions stated in Sections 7.1 and
7.2 at a time and location mutually determined by TCA and TWEAN, but in no event later than December 31, 1995 (the "Outside Closing Date"); provided, however, that each party shall have the right to designate the date of Closing as the last business day of the month, but not later than the Outside Closing Date, within or immediately after such 10 business day period by prior written notice delivered to the other at least three business days in advance of such date.

         Section 8.2 TCA's Obligations. At Closing, TCA shall deliver or cause to be delivered to TWEAN, the following:

                 (a)      Payments.  The Cash Payment and the Security System
Payment.

                 (b) Current Items Amount. The agreed estimated Current Items Amount, if it favors TWEAN.

                 (c) TCA Bill of Sale and Assignment. The executed TCA Bill of Sale and Assignment in the form of Exhibit 8.2(c).

                 (d) Vehicle Titles. Title certificates to all vehicles included among the TCA Assets, endorsed for transfer of title to TWEAN, and separate bills of sale therefor, if required by the laws of the states in which such vehicles are titled.

                 (e) Deeds. General warranty deeds from Star conveying to TWEAN each parcel of Owned Property, as defined in the Purchase Agreement, and quitclaim deeds from TCA conveying to TWEAN each parcel of Owned Property, as defined in the Purchase Agreement;

                 (f)      Officer's Certificate.  The certificate described in
Section 7.1(c);

                 (g)      TCA Counsel Opinion.  The TCA Counsel Opinion.

                 (h)      FCC Counsel Opinion.  The FCC Counsel Opinion.

                 (i)      Lien Releases.  The TCA Lien Releases.

                 (j)      Estoppel Certificates.  The Estoppel Certificates.

                 (k) FIRPTA Affidavit. FIRPTA Non-Foreign Seller Affidavit certifying that TCA is not a foreign person within the meaning of
Section 1445 of the Code, reasonably satisfactory in form and substance to TWEAN.

                 (l) Evidence of Necessary Actions. Evidence reasonably satisfactory to TWEAN that TCA has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 (m) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

         Section 8.3 TWEAN's Obligations. At Closing, except as otherwise provided below, TWEAN shall deliver or cause to be delivered to TCA the following:

                 (a) Current Items Amount. The agreed estimated Current Items Amount, if it favors TCA.

                 (b) TWEAN Bill of Sale and Assignment. The executed TWEAN Bill of Sale and Assignment in the form of Exhibit 8.3(b).

                 (c) Vehicle Titles. Title certificates to all vehicles included among the TWEAN Assets, endorsed for transfer of title to TCA, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

                 (d) Deeds. Special warranty deeds conveying to TCA each parcel of the TWEAN Owned Real Property.

                 (e)      Officer's Certificate.  The certificate described in
Section 7.2(c).

                 (f)      TWEAN FCC Counsel Opinion.  TWEAN FCC Counsel Opinion.

                 (g)      TWEAN Counsel Opinion.  TWEAN Counsel Opinion.

                 (h)      Lien Releases.  The TWEAN Lien Releases.

                 (i) FIRPTA Affidavit. FIRPTA Non-Foreign Seller Affidavit certifying that TWEAN is not a foreign person within the meaning of
Section 1445 of the Code, reasonably satisfactory in form and substance to TCA.

                 (j) Evidence of Necessary Actions. Evidence reasonably satisfactory to TCA that TWEAN has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 (k) Security System Bill of Sale. The executed Security System Bill of Sale.

                 (l) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.


                                   ARTICLE 9.
                            TERMINATION AND DEFAULT

         Section 9.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                 (a) at any time, by the mutual written agreement of TWEAN and TCA;

                 (b) by either TWEAN or TCA by written notice, at any time, if the other is in material breach or default of its respective covenants, agreements, or other obligations herein, or if any of its representations herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, and such breach, default or failure is not cured within 30 days of receipt of notice that such breach, default or failure exists or has occurred;

                 (c) by either TWEAN or TCA, upon written notice to the other, if Closing shall not have occurred by the Outside Closing Date, for any reason other than a material breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

                 (d) by either TWEAN or TCA, upon written notice to the other, if the Purchase Agreement has been terminated; or

                 (e)      as otherwise provided herein.

         Section 9.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.6, 9.2, 11.1, 11.2 and 11.13. Termination of this Agreement pursuant to Sections 9.1(b) or 9.1(c) shall not limit or impair any remedies that either TCA or TWEAN may have with respect to a breach or default by the other of its covenants, agreements or obligations hereunder.

                                  ARTICLE 10.
                                INDEMNIFICATION

         Section 10.1 Indemnification by TCA. From and after Closing, TCA shall indemnify and hold harmless TWEAN, its affiliates, partners, officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

                 (a) any representations and warranties made by TCA in this Agreement not being true and accurate in all material respects, when made or at Closing;

                 (b) any failure by TCA to perform in all material respects any of its covenants, agreements, or obligations in this Agreement;

                 (c) all liabilities relating to the TCA Systems that are attributable to any negligent act or omission of TCA other than acquisition of the TCA Systems and that are not TWEAN Assumed Obligations and Liabilities;

                 (d)      the TCA Assumed Obligations and Liabilities; and

                 (e) subject to Section 3.2, the use by TCA of TWEAN's trademarks, trade names, service marks, service names, logos, and similar proprietary rights for any reason following the Closing.

If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by TWEAN or any other Indemnitee under this Section, in addition to any indemnity obligation of TCA under this Section, TCA shall furnish a bond sufficient to obtain the prompt release thereof within ten days after receipt from TWEAN of notice thereof.

         Section 10.2 Indemnification by TWEAN. From and after Closing, TWEAN shall indemnify and hold harmless TCA, its affiliates, officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

                 (a) any representations and warranties made by TWEAN in this Agreement not being true and accurate in all material respects when made or at Closing;

                 (b) any failure by TWEAN to perform in all material respects any of its covenants, agreements, or obligations in this Agreement;

                 (c) the operation and ownership of the TWEAN Systems prior to the Adjustment Time;

                 (d) the operation and ownership of the TCA Systems by TCA and all liabilities of TCA relating to the TCA Systems and all liabilities of TCA arising out of the Purchase Agreement, including without limitation, all liabilities assumed under Section 2.3 of the Purchase Agreement, obligations to indemnify, if any, under Section 10.2 of the Purchase Agreement (other than Losses that are attributable to an act or omission of TCA other than the acquisition of the TCA Systems);

                 (e) all liabilities of TWEAN or relating to the TWEAN Systems that are not TCA Assumed Obligations and Liabilities; and

                 (f)      the TWEAN Assumed Obligations and Liabilities.

If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by TCA or any other Indemnitee under this Section, in addition to any indemnity obligation of TWEAN under this Section, TWEAN shall furnish a bond sufficient to obtain the prompt release thereof within ten days after receipt from TCA of notice thereof.

         Section 10.3     Procedure for Indemnified Third Party Claim.
Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 10.1 or 10.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto if the Indemnitor does not assume the defense of such claim; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnitor. In case any Litigation shall be brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense; provided, however, that if the Litigation relates to a claim for which TCA is entitled to indemnification pursuant to Section 10.2(d), TCA may, at its option, require TWEAN to assume the defense thereof with counsel reasonably satisfactory to TCA, at TWEAN's sole expense. If the Indemnitor shall assume the defense of any Litigation, it shall not settle the Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation. If the Indemnitor does not assume the defense of any Litigation, the Indemnitor shall nevertheless provide reasonable cooperation to the Indemnitee in the defense of such Litigation, and any settlement of such Litigation shall be on terms reasonable satisfactory to the Indemnitor.

         Section 10.4 Interest. Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 10.1 or 10.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the rate publicly announced from time to time by the Bank of New York as its prime rate plus 2% per annum from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.

         Section 10.5 Time and Manner of Certain Claims. The representations and warranties of TWEAN and TCA in this Agreement shall survive Closing for a period of 24 months, except that (i) the liability of the parties shall extend beyond such 24-month period with respect to any claim which has been asserted in a written notice before the expiration of such 24-month period, (ii) all such representations and warranties with respect to any federal, state or local taxes and with respect to any FCC or Copyright matters will survive until the expiration of the applicable statute of limitations,
(iii) the covenants and agreements of the parties in this Agreement and all representations with respect to title to the Assets shall survive Closing and shall continue in full force and effect without limitation, and (iv) the representations and warranties set forth in Section 4.15 shall survive Closing for a period of 15 years. TCA's liability under Section 10.1 and TWEAN's liability under Section 10.2 (other than Section 10.2(d)) shall be limited to Losses exceeding in the aggregate $50,000 (the "Deductible"), and neither party shall have any liability under this Agreement for Losses constituting the Deductible. TCA's and TWEAN's liability, respectively, under this Agreement shall be limited to Losses not exceeding in the aggregate the amount of $62,700,000.

         Section 10.6 Other Indemnification. The provisions of Sections 10.3, 10.4 and 10.5 shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 10.3, 10.4 and 10.5 to Sections 10.1 and 10.2 shall be deemed to be references to such other provisions of this Agreement.


                                  ARTICLE 11.
                            MISCELLANEOUS PROVISIONS

         Section 11.1     Expenses.   Except as otherwise provided elsewhere in
this Agreement, each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

         Section 11.2 Brokerage. TCA shall indemnify and hold TWEAN harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. TWEAN shall indemnify and hold TCA harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

         Section 11.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall be in writing and shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         Section 11.4 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         To TCA:          Telecable Associates, Inc.
                          3015 SSE Loop 323
                          Tyler, TX  75713-0489
                          Attention:  Fred R. Nichols
                          Telecopy:  (903) 595-3701

         Copies:          Jackson & Walker, L.L.P.
                          901 Main Street, Suite 6000
                          Dallas, TX  75202-3797
                          Attention:  James S. Ryan, III, Esq.
                          Telecopy:  (214) 953-5822

         To TWEAN:        Time Warner Entertainment-
                            Advance/Newhouse Partnership
                          c/o Time Warner Cable Ventures
                          300 First Stamford Place
                          Stamford, CT  06902-6732
                          Attention:  Jeffrey D. Elberson
                          Telecopy:  (203) 328-4828

         Copies:          Holland & Hart
                          P.O. Box 8749
                          555 17th Street, Suite 2900
                          Denver, CO  80201-8749 (mail)
                          Denver, CO  80202 (delivery)
                          Attention:  Davis O. O'Connor, Esq.
                          Telecopy:  (303) 295-8261

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         Section 11.5 Entire Agreement; Prior Representations; Amendments. This Agreement and the Purchase Agreement embody the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

         Section 11.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither TWEAN nor TCA shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other, except that TWEAN or TCA may assign this Agreement to any affiliate thereof without the other's prior written approval. For purposes of this Section any change in control of TWEAN or TCA shall constitute an assignment by it of this Agreement.

         Section 11.7 Headings and Exhibits. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Reference to Exhibits shall, unless otherwise indicated, refer to the Exhibits attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.

         Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

         Section 11.9 Governing Law. The validity, performance, and enforcement of this Agreement, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law of such state.

         Section 11.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

         Section 11.11 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

         Section 11.12 Construction. This Agreement has been negotiated by TWEAN and TCA and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         Section 11.13 Attorneys' Fees. If any Litigation between TCA and TWEAN with respect to this Agreement or the transactions contemplated hereby shall be resolved or adjudicated by a Judgment of any court, the party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys' fees and costs and expenses of litigation.

         Section 11.14 Risk of Loss. The risk of any loss or damage to the TWEAN Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by TWEAN, at all times prior to the Adjustment Time. The risk of any loss or damage to the TCA Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Star, at all times prior to the Adjustment Time. In the event that any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a System or the replacement or restoration of the lost or damaged property within twenty days from the occurrence of the event resulting in such loss or damage, TWEAN or TCA, as appropriate, shall immediately notify the other in writing of the inability to resume normal operations or to replace or restore the lost or damaged property, and the other, at any time within ten days after receipt of such notice, may elect by written notice to the notifying party to either (i) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement, or (ii) terminate this Agreement. If the other elects to so terminate this Agreement, both parties shall stand fully released and discharged of any and all obligations hereunder. If the other shall elect to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by the notifying party to the other, or the rights thereto shall be assigned by the notifying party to the other if not yet paid over to the notifying party, and the notifying party shall pay to the other an amount equal to the difference between the amount of such insurance costs and the full replacement cost of the damaged or lost Assets.

         Section 11.15 Audited Financial Statements. To the extent that TCA or its parent is required to file with the Securities and Exchange Commission a Current Report on Form 8-K or a registration statement containing audited balance sheets for the TWEAN Systems for either of the two most-recent fiscal years and audited statements of income and changes in financial position for any of the three most-recent fiscal years, prior to and following the Closing, TWEAN shall provide TCA's employees and auditors access to TWEAN's financial and accounting records during normal business hours and upon reasonable advance notice. TWEAN shall instruct Ernst & Young at TCA's expense to fully cooperate with TCA in order to allow TCA to develop the financial information required by TCA.

         TWEAN and TCA have executed this Agreement as of the date first written above.

                                      TCA

                                      TELECABLE ASSOCIATES, INC.,
                                        A TEXAS CORPORATION


                                      By:_______________________________________
                                         Fred R. Nichols, President

                                      TWEAN

                                      TIME WARNER ENTERTAINMENT-ADVANCE/NEWHOUSE
                                        PARTNERSHIP, A NEW YORK GENERAL
                                        PARTNERSHIP

                                      By:  TIME WARNER ENTERTAINMENT COMPANY,
                                             L.P., A DELAWARE LIMITED
                                             PARTNERSHIP, THROUGH ITS DIVISION,
                                             TIME WARNER CABLE VENTURES,
                                             GENERAL PARTNER

                                           By:__________________________________
                                              Jeffrey D. Elberson,
                                                Vice President, Time Warner
                                                Cable Ventures

                                LIST OF EXHIBITS



Exhibit A                 Municipalities and Counties Served by the Systems
Exhibit 2.1(b)(i)         TWEAN Tangible Personal Property
Exhibit 2.1(b)(ii)        TWEAN Real Property Interests
Exhibit 2.1(b)(iii)       TWEAN Franchises
Exhibit 2.1(b)(iv)        TWEAN Licenses
Exhibit 2.1(b)(v)         TWEAN Contracts
Exhibit 2.1(c)            TWEAN Excluded Assets
Exhibit 3.7               Performance Agreement
Exhibit 3.8               Security System Bill of Sale
Exhibit 4.3               TWEAN Conflicts and Consents
Exhibit 4.4               TWEAN Liens and Permitted Liens
Exhibit 4.5               TWEAN Defaults and Notices
Exhibit 4.6               TWEAN Litigation
Exhibit 4.9               TWEAN System Information
Exhibit 4.10              TWEAN Bonds
Exhibit 4.11              TWEAN Compliance with Legal Requirements
Exhibit 4.13(a)           TWEAN Employees and Employment Contracts
Exhibit 4.15              TWEAN Environmental
Exhibit 4.16              TWEAN Franchise and Pole Attachment Fees
Exhibit 5.3               TCA Conflicts and Consents
Exhibit 5.4               TCA Litigation
Exhibit 7.1(e)            Form of TCA Counsel Opinion
Exhibit 7.1(f)            Form of FCC Counsel Opinion
Exhibit 7.2(e)            Form of TWEAN Counsel Opinion
Exhibit 7.2(f)            Form of TWEAN FCC Counsel Opinion
Exhibit 8.2(c)            TCA Bill of Sale
Exhibit 8.3(b)            TWEAN Bill of Sale





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